SCHEDULE A

SERIES

As of September 27, 2017

Guggenheim Canadian Energy Income ETF
Guggenheim China All-Cap ETF
Guggenheim China Real Estate ETF
Guggenheim China Small Cap ETF
Guggenheim China Technology ETF
Guggenheim Frontier Markets ETF
Guggenheim International Multi-Asset Income ETF
Guggenheim S&P Global Water Index ETF
Guggenheim S&P High Income Infrastructure ETF
Guggenheim Shipping ETF
Guggenheim Solar ETF
Guggenheim MSCI Global Timber ETF
Guggenheim Total Return Bond ETF
Guggenheim U.S. Large Cap Optimized Volatility ETF
Guggenheim S&P BSE MidCap Select India ETF
Guggenheim S&P BSE SENSEX India ETF